================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO. )*




                                  VOLTAIRE LTD.
--------------------------------------------------------------------------------
                                (NAME OF ISSUER)


                                 ORDINARY SHARES
--------------------------------------------------------------------------------
                         (TITLE OF CLASS OF SECURITIES)


                                    M97613109
--------------------------------------------------------------------------------
                                 (CUSIP NUMBER)


                                DECEMBER 31, 2007
--------------------------------------------------------------------------------
             (DATE OF EVENT WHICH REQUIRES FILING OF THIS STATEMENT)




--------------------------------------------------------------------------------
CHECK THE APPROPRIATE BOX TO DESIGNATE THE RULE PURSUANT TO WHICH THIS SCHEDULE IS FILED:

[_] Rule 13d-1(b)

[_] Rule 13d-1(c)

[X] Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
================================================================================

===================                                           ==================
CUSIP No. M97613109               Schedule 13G                Page 2 of 14 Pages
===================                                           ==================

================================================================================
  1     NAME OF REPORTING PERSON:
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY):

        Tamir Fishman Venture Capital II Ltd. ("TFVCII")
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                          (a)[_]
                                                                          (b)[X]
--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Israel
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                356,052 shares, except that Tamir Fishman
                                Ventures II LLC ("GP"), which holds management
                                rights over the shares of Issuer owned by
                                TFVCII, may be deemed to have sole power to vote
                                these shares. GP disclaims beneficial ownership
                                of the shares held by TFVCII except to the
                                extent of its pecuniary interest therein.
        NUMBER OF          -----------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                See response to Row 5.
          EACH             -----------------------------------------------------
        REPORTING          7    SOLE DISPOSITIVE POWER
         PERSON
          WITH                  356,052 shares, except that GP, which holds
                                management rights over the shares of Issuer
                                owned by TFVCII, may be deemed to have sole
                                power to vote these shares. GP disclaims
                                beneficial ownership of the shares held by
                                TFVCII except to the extent of its pecuniary
                                interest therein.
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                See response to Row 7.
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        356,052 shares
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                             [_]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        1.73%*
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON*

        CO
================================================================================

*Based on 20,545,855 Ordinary Shares of the Issuer outstanding.

===================                                           ==================
CUSIP No. M97613109               Schedule 13G                Page 3 of 14 Pages
===================                                           ==================

================================================================================
  1     NAME OF REPORTING PERSON:
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY):

        Tamir Fishman Ventures II (Cayman Islands) LP ("CAYMAN")
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                          (a)[_]
                                                                          (b)[X]
--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Cayman Islands
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                68,792 shares, except that GP, the general
                                partner of CAYMAN, may be deemed to have sole
                                power to vote these shares. GP disclaims
                                beneficial ownership of the shares held by
                                CAYMAN except to the extent of its pecuniary
                                interest therein.
        NUMBER OF          -----------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                See response to Row 5.
          EACH             -----------------------------------------------------
        REPORTING          7    SOLE DISPOSITIVE POWER
         PERSON
          WITH                  68,792 shares, except that GP, the general
                                partner of CAYMAN, may be deemed to have sole
                                power to vote these shares. GP disclaims
                                beneficial ownership of the shares held by
                                CAYMAN except to the extent of its pecuniary
                                interest therein.
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                See response to Row 7.
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        68,792 shares
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                             [_]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        0.33%*
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON*

        PN
================================================================================

*Based on 20,545,855 Ordinary Shares of the Issuer outstanding.

===================                                           ==================
CUSIP No. M97613109               Schedule 13G                Page 4 of 14 Pages
===================                                           ==================

================================================================================
  1     NAME OF REPORTING PERSON:
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY):

        Tamir Fishman Ventures II LP ("TFVII")
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                          (a)[_]
                                                                          (b)[X]
--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                515,678 shares, except that GP, the general
                                partner of TFVII, may be deemed to have sole
                                power to vote these shares. GP disclaims
                                beneficial ownership of the shares held by TFVII
                                except to the extent of its pecuniary interest
                                therein.
        NUMBER OF          -----------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                See response to Row 5.
          EACH             -----------------------------------------------------
        REPORTING          7    SOLE DISPOSITIVE POWER
         PERSON
          WITH                  515,678 shares, except that GP, the general
                                partner of TFVII, may be deemed to have sole
                                power to vote these shares. GP disclaims
                                beneficial ownership of the shares held by TFVII
                                except to the extent of its pecuniary interest
                                therein.
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                See response to Row 7.
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        515,678 shares
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                             [_]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        2.51%*
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON*

        PN
================================================================================

*Based on 20,545,855 Ordinary Shares of the Issuer outstanding.

===================                                           ==================
CUSIP No. M97613109               Schedule 13G                Page 5 of 14 Pages
===================                                           ==================

================================================================================
  1     NAME OF REPORTING PERSON:
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY):

        Tamir Fishman Ventures II CEO Fund LP ("CEO")
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                          (a)[_]
                                                                          (b)[X]
--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Israel
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                5,739 shares, except that GP, the general
                                partner of CEO, may be deemed to have sole power
                                to vote these shares. GP disclaims beneficial
                                ownership of the shares held by CEO except to
                                the extent of its pecuniary interest therein.
        NUMBER OF          -----------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                See response to Row 5.
          EACH             -----------------------------------------------------
        REPORTING          7    SOLE DISPOSITIVE POWER
         PERSON
          WITH                  5,739 shares, except that GP, the general
                                partner of CEO, may be deemed to have sole power
                                to vote these shares. GP disclaims beneficial
                                ownership of the shares held by CEO except to
                                the extent of its pecuniary interest therein.
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                See response to Row 7.
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        5,739 shares
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                             [_]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        0.03%*
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON*

        PN
================================================================================

*Based on 20,545,855 Ordinary Shares of the Issuer outstanding.

===================                                           ==================
CUSIP No. M97613109               Schedule 13G                Page 6 of 14 Pages
===================                                           ==================

================================================================================
  1     NAME OF REPORTING PERSON:
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY):

        Tamir Fishman Ventures II CEO (US) Fund LP ("CEOUS")
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                          (a)[_]
                                                                          (b)[X]
--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                16,514 shares, except that GP, the general
                                partner of CEOUS may be deemed to have sole
                                power to vote these shares. GP disclaims
                                beneficial ownership of the shares held by CEOUS
                                except to the extent of its pecuniary interest
                                therein.
        NUMBER OF          -----------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                See response to Row 5.
          EACH             -----------------------------------------------------
        REPORTING          7    SOLE DISPOSITIVE POWER
         PERSON
          WITH                  16,514 shares, except that GP, the general
                                partner of CEOUS, may be deemed to have sole
                                power to vote these shares. GP disclaims
                                beneficial ownership of the shares held by CEOUS
                                except to the extent of its pecuniary interest
                                therein.
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                See response to Row 7.
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        16,514 shares
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                             [_]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        0.08%*
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON*

        PN
================================================================================

*Based on 20,545,855 Ordinary Shares of the Issuer outstanding.

===================                                           ==================
CUSIP No. M97613109               Schedule 13G                Page 7 of 14 Pages
===================                                           ==================

================================================================================
  1     NAME OF REPORTING PERSON:
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY):

        Tamir Fishman Ventures II (Israel) LP ("ISRAEL")
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                          (a)[_]
                                                                          (b)[X]
--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Israel
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                68,968 shares, except that GP, the general
                                partner of ISRAEL may be deemed to have sole
                                power to vote these shares. GP disclaims
                                beneficial ownership of the shares held by
                                ISRAEL except to the extent of its pecuniary
                                interest therein.
        NUMBER OF          -----------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                See response to Row 5.
          EACH             -----------------------------------------------------
        REPORTING          7    SOLE DISPOSITIVE POWER
         PERSON
          WITH                  68,968 shares, except that GP, the general
                                partner of ISRAEL may be deemed to have sole
                                power to vote these shares. GP disclaims
                                beneficial ownership of the shares held by
                                ISRAEL except to the extent of its pecuniary
                                interest therein.
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                See response to Row 7.
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        68,968 shares
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                             [_]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        0.34%*
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON*

        PN
================================================================================

*Based on 20,545,855 Ordinary Shares of the Issuer outstanding.

===================                                           ==================
CUSIP No. M97613109               Schedule 13G                Page 8 of 14 Pages
===================                                           ==================

================================================================================
  1     NAME OF REPORTING PERSON:
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY):

        Tamir Fishman Ventures II LLC ("GP")
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                          (a)[_]
                                                                          (b)[X]
--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                1,031,743 shares, of which 356,052 shares are
                                directly owned by TFVCII, 68,792 shares are
                                directly owned by CAYMAN, 515,678 shares are
                                directly owned by TFVII, 5,739 shares are
                                directly owned by CEO, 16,514 shares are
                                directly owned by CEOUS and 68,968 shares are
                                directly owned by ISRAEL. GP, the general
                                partner of CAYMAN, TFVII, CEO, CEOUS and ISRAEL
                                and holder of management rights over the shares
                                of Issuer owned by TFVCII, may be deemed to have
                                sole power to vote these shares. GP disclaims
                                beneficial ownership of the shares held by
                                CAYMAN, TFVII, CEO, CEOUS, ISRAEL and TFVCII
                                except to the extent of its pecuniary interest
                                therein.
        NUMBER OF          -----------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                See response to Row 5.
          EACH             -----------------------------------------------------
        REPORTING          7    SOLE DISPOSITIVE POWER
         PERSON
          WITH                  1,031,743 shares, of which 356,052 shares are
                                directly owned by TFVCII, 68,792 shares are
                                directly owned by CAYMAN, 515,678 shares are
                                directly owned by TFVII, 5,739 shares are
                                directly owned by CEO, 16,514 shares are
                                directly owned by CEOUS and 68,968 shares are
                                directly owned by ISRAEL. GP, the general
                                partner of CAYMAN, TFVII, CEO, CEOUS and ISRAEL
                                and holder of management rights over the shares
                                of Issuer owned by TFVCII, may be deemed to have
                                sole power to vote these shares. GP disclaims
                                beneficial ownership of the shares held by
                                CAYMAN, TFVII, CEO, CEOUS, ISRAEL and TFVCII
                                except to the extent of its pecuniary interest
                                therein.
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                See response to Row 7.
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        1,031,743 shares
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                             [_]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        5.02%*
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON*

        OO
================================================================================

*Based on 20,545,855 Ordinary Shares of the Issuer outstanding.

===================                                           ==================
CUSIP No. M97613109               Schedule 13G                Page 9 of 14 Pages
===================                                           ==================

ITEM 1.

         (a) Name of Issuer:

             Voltaire Ltd. (the "Issuer")

         (b) Address of Issuer's Principal Executive Offices:
             9 Hamenofim St., Herzeliya, Israel


ITEM 2.

         (a) Name of Person Filing:

             (1) Tamir Fishman Ventures II LLC ("GP"); and

             (2) Tamir Fishman Venture Capital II Ltd. ("TFVCII"); and

             (3) Tamir Fishman Ventures II (Cayman Islands) LP ("CAYMAN"); and

             (4) Tamir Fishman Ventures II LP ("TFVII"); and

             (5) Tamir Fishman Ventures II CEO Fund LP ("CEO"); and

             (6) Tamir Fishman Ventures II CEO (US) Fund LP ("CEOUS"); and

             (7) Tamir Fishman Ventures II (Israel) LP ("ISRAEL")

             The entities and persons named in this paragraph are referred to individually herein as a "Reporting Person" and collectively as the "Reporting Persons."

         (b) Address of Principal Business Office or, if none, Residence:

             The address of the principal business office of each of the Reporting Persons is: 21 Ha'Arbaa St., Tel Aviv 64739, Israel

         (c) Citizenship:

             TFVII and CEOUS are limited partnerships organized under the laws of the State of Delaware. CEO and ISRAEL are limited partnerships organized under the laws of the State of Israel. TFVCII is a public company organized under the laws of the State of Israel. GP is a limited liability company organized under the laws of the State of Delaware. CAYMAN is a limited partnership organized under the laws of the Cayman Islands.

         (d) Title of Class of Securities: Ordinary Shares, par value NIS 0.01 per share

         (e) CUSIP Number:                 M97613109


ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SS.SS.240.13D-1(B) OR 240.13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:
         NOT APPLICABLE

         (a) |_| Broker or dealer registered under section 15 of the Act
         (b) |_| Bank as defined in section 3(a)(6) of the Act
         (c) |_| Insurance company as defined in section 3(a)(19) of the Act
         (d) |_| Investment company registered under section 8 of the Investment Company Act of 1940
         (e) |_| An investment adviser in accordance with ss.240.13d-1(b)(1(ii)(E)
         (f) |_| An employee benefit plan or endowment fund in accordance with ss.240.13d-1(b)(1)(ii)(F)
         (g) |_| A parent holding company or control person in accordance with ss.240.13d-1(b)(1)(ii)(G)
         (h) |_| A savings association as defined in section 3(b) of the Federal Deposit Insurance Act
         (i) |_| A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940
         (j) |_| Group, in accordance with ss.240.13d-1(b)-1(ii)(J)

===================                                          ===================
CUSIP No. M97613109               Schedule 13G               Page 10 of 14 Pages
===================                                          ===================

ITEM 4.  OWNERSHIP

         Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

         (a) Amount Beneficially Owned:

         SEE ROW 9 OF COVER PAGE FOR EACH REPORTING PERSON.

         (b) Percent of Class:

         SEE ROW 11 OF COVER PAGE FOR EACH REPORTING PERSON. PERCENTAGES ARE BASED ON 20,545,855 ISSUED AND OUTSTANDING ORDINARY SHARES OF THE ISSUER AS REPORTED IN THE ISSUER'S REPORT OF FOREIGN PRIVATE ISSUER ON FORM 6-K FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 11, 2008.

         (c) Number of shares as to which such person has:

             (i) Sole power to vote or to direct the vote:

             SEE ROW 5 OF COVER PAGE FOR EACH REPORTING PERSON.

             (ii) Shared power to vote or to direct the vote:

             SEE ROW 6 OF COVER PAGE FOR EACH REPORTING PERSON.

             (iii) Sole power to dispose or to direct the disposition of:

             SEE ROW 7 OF COVER PAGE FOR EACH REPORTING PERSON.

             (iv) Shared power to dispose or to direct the disposition of:

             SEE ROW 8 OF COVER PAGE FOR EACH REPORTING PERSON.


ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following |_|. N/A


ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

         N/A


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

         N/A


ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

         N/A


ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

         N/A


ITEM 10. CERTIFICATION

         N/A

===================                                          ===================
CUSIP No. M97613109               Schedule 13G               Page 11 of 14 Pages
===================                                          ===================


SIGNATURE
---------

After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct. We also hereby agree to file this statement jointly pursuant to the Agreement listed on Exhibit 1 hereto.

Date:    February 14, 2008

TAMIR FISHMAN VENTURES II LLC

     By: TAMIR FISHMAN VENTURES MANAGEMENT II LTD., its management company

     By: /s/ Amir Blumenfeld
         -------------------------------------------
         Amir Blumenfeld, Authorized Signatory

     By: /s/ Danny Fishman
         -------------------------------------------
         Danny Fishman, Authorized Signatory


TAMIR FISHMAN VENTURE CAPITAL II LTD.

     By: TAMIR FISHMAN VENTURES II LLC, its management company

     By: TAMIR FISHMAN VENTURES MANAGEMENT II LTD., its management company

     By: /s/ Amir Blumenfeld
         -------------------------------------------
         Amir Blumenfeld, Authorized Signatory

     By: /s/ Danny Fishman
         -------------------------------------------
         Danny Fishman, Authorized Signatory


TAMIR FISHMAN VENTURES II (CAYMAN ISLANDS) LP

     By: TAMIR FISHMAN VENTURES II LLC, its general partner

     By: TAMIR FISHMAN VENTURES MANAGEMENT II LTD., its management company

     By: /s/ Amir Blumenfeld
         -------------------------------------------
         Amir Blumenfeld, Authorized Signatory

         By: /s/ Danny Fishman
         -------------------------------------------
         Danny Fishman, Authorized Signatory


TAMIR FISHMAN VENTURES II LP

     By: TAMIR FISHMAN VENTURES II LLC, its general partner

     By: TAMIR FISHMAN VENTURES MANAGEMENT II LTD., its management company

     By: /s/ Amir Blumenfeld
         -------------------------------------------
         Amir Blumenfeld, Authorized Signatory

     By: /s/ Danny Fishman
         -------------------------------------------
         Danny Fishman, Authorized Signatory

===================                                          ===================
CUSIP No. M97613109               Schedule 13G               Page 12 of 14 Pages
===================                                          ===================


TAMIR FISHMAN VENTURES II CEO FUND LP

     By: TAMIR FISHMAN VENTURES II LLC, its general partner

     By: TAMIR FISHMAN VENTURES MANAGEMENT II LTD., its management company

     By: /s/ Amir Blumenfeld
         -------------------------------------------
         Amir Blumenfeld, Authorized Signatory

     By: /s/ Danny Fishman
         -------------------------------------------
         Danny Fishman, Authorized Signatory


TAMIR FISHMAN VENTURES II (ISRAEL) LP

     By: TAMIR FISHMAN VENTURES II LLC, its general partner

     By: TAMIR FISHMAN VENTURES MANAGEMENT II LTD., its management company

     By: /s/ Amir Blumenfeld
         -------------------------------------------
         Amir Blumenfeld, Authorized Signatory

     By: /s/ Danny Fishman
         -------------------------------------------
         Danny Fishman, Authorized Signatory


TAMIR FISHMAN VENTURES II CEO (US) FUND LP

     By: TAMIR FISHMAN VENTURES II LLC, its general partner

     By: TAMIR FISHMAN VENTURES MANAGEMENT II LTD., its management company

     By: /s/ Amir Blumenfeld
         -------------------------------------------
         Amir Blumenfeld, Authorized Signatory

     By: /s/ Danny Fishman
         -------------------------------------------
         Danny Fishman, Authorized Signatory

===================                                          ===================
CUSIP No. M97613109               Schedule 13G               Page 13 of 14 Pages
===================                                          ===================

                                                                       EXHIBIT 1
                                                                       ---------

                                    AGREEMENT

Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed with respect to the ownership by each of the undersigned of Ordinary Shares of Voltaire, Ltd.

EXECUTED this 14th day of February, 2008.

TAMIR FISHMAN VENTURES II LLC

     By: TAMIR FISHMAN VENTURES MANAGEMENT II LTD., its management company

     By: /s/ Amir Blumenfeld
         -------------------------------------------
         Amir Blumenfeld, Authorized Signatory

     By: /s/ Danny Fishman
         -------------------------------------------
         Danny Fishman, Authorized Signatory


TAMIR FISHMAN VENTURE CAPITAL II LTD.

     By: TAMIR FISHMAN VENTURES II LLC, its management company

     By: TAMIR FISHMAN VENTURES MANAGEMENT II LTD., its management company

     By: /s/ Amir Blumenfeld
         -------------------------------------------
         Amir Blumenfeld, Authorized Signatory

     By: /s/ Danny Fishman
         -------------------------------------------
         Danny Fishman, Authorized Signatory


TAMIR FISHMAN VENTURES II (CAYMAN ISLANDS) LP

     By: TAMIR FISHMAN VENTURES II LLC, its general partner

     By: TAMIR FISHMAN VENTURES MANAGEMENT II LTD., its management company

     By: /s/ Amir Blumenfeld
         -------------------------------------------
         Amir Blumenfeld, Authorized Signatory

     By: /s/ Danny Fishman
         -------------------------------------------
         Danny Fishman, Authorized Signatory


TAMIR FISHMAN VENTURES II LP

     By: TAMIR FISHMAN VENTURES II LLC, its general partner

     By: TAMIR FISHMAN VENTURES MANAGEMENT II LTD., its management company

     By: /s/ Amir Blumenfeld
         -------------------------------------------
         Amir Blumenfeld, Authorized Signatory

     By: /s/ Danny Fishman
         -------------------------------------------
         Danny Fishman, Authorized Signatory
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CUSIP No. M97613109               Schedule 13G               Page 14 of 14 Pages
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TAMIR FISHMAN VENTURES II CEO FUND LP

     By: TAMIR FISHMAN VENTURES II LLC, its general partner

     By: TAMIR FISHMAN VENTURES MANAGEMENT II LTD., its management company

     By: /s/ Amir Blumenfeld
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         Amir Blumenfeld, Authorized Signatory

     By: /s/ Danny Fishman
         -------------------------------------------
         Danny Fishman, Authorized Signatory


TAMIR FISHMAN VENTURES II (ISRAEL) LP

     By: TAMIR FISHMAN VENTURES II LLC, its general partner

     By: TAMIR FISHMAN VENTURES MANAGEMENT II LTD., its management company

     By: /s/ Amir Blumenfeld
         -------------------------------------------
         Amir Blumenfeld, Authorized Signatory

     By: /s/ Danny Fishman
         -------------------------------------------
         Danny Fishman, Authorized Signatory


TAMIR FISHMAN VENTURES II CEO (US) FUND LP

     By: TAMIR FISHMAN VENTURES II LLC, its general partner

     By: TAMIR FISHMAN VENTURES MANAGEMENT II LTD., its management company

     By: /s/ Amir Blumenfeld
         -------------------------------------------
         Amir Blumenfeld, Authorized Signatory

     By: /s/ Danny Fishman
         -------------------------------------------
         Danny Fishman, Authorized Signatory